Exhibit 99.1

ROMEO POWER SECURES $234 MILLION MULTI-YEAR PRODUCTION CONTRACT WITH LION ELECTRIC

LOS ANGELES, CA (November 17, 2020) – Romeo Systems, Inc. (“Romeo Power”), a leader in designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles, has secured another large production contract with a commercial vehicle leader. Romeo Power announced today that it has secured a multi-year production contract with The Lion Electric Co. (“Lion Electric”), a leading OEM in North American electric commercial transportation. The contract is expected to generate $234 million in revenue for Romeo Power over a five-year period beginning in 2021. The contract spans across Lion Electric’s fleet of class 6-8 commercial urban trucks and all-electric buses.

“Romeo Power is very excited about this partnership with Lion Electric, which represents Romeo Power’s eighth production contract in North America and nearly doubles our contracted revenue to date. Lion has already proven itself as a formidable leader in the electrification of the transportation industry with its growing fleet of commercial electric vehicles on the road today,” commented Lionel Selwood, Jr., Chief Executive Officer of Romeo Power. “This contract demonstrates increasing customer demand for our products, reinforces our ability to turn our pipeline into contracted revenue, and further validates Romeo Power as the industry leader in battery pack and module technology.”

“As a leader in zero-emission heavy duty vehicles, we focus on putting more all-electric buses and other commercial vehicles on roads across North America. We are happy to partner with Romeo Power and use its best-in-class battery technology. We are proud of this association that will help us deploy even more all-electric buses and trucks in the years to come,” commented Marc Bédard, Chief Executive Officer - Founder of Lion Electric.

Through its industry leading technology and energy dense battery packs, Romeo Power enables large-scale sustainable transportation by delivering safer, longer lasting batteries with shorter charge times. The company has a 7 GWh-capable manufacturing facility in Los Angeles, California. Its core product offering is focused on the battery electric vehicle medium duty short haul and heavy duty long haul trucking markets.

About Romeo Power

Romeo Power, founded in 2016 in California by Michael Patterson, is an industry leading energy technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Through its energy dense battery modules and packs, Romeo Power enables large-scale sustainable transportation by delivering safer, longer lasting batteries with shorter charge times. With greater energy density, Romeo Power is able to create lightweight and efficient solutions that deliver superior performance, and provide improved acceleration, range, safety and durability. Romeo Power’s modules and packs are customizable and scalable, and they are optimized by its proprietary battery management system. The company has approximately 100 employees and more than 60 battery-specific engineers and a 113,000 square foot manufacturing facility in Los Angeles, California with key battery development capabilities performed in-house. On October 5, 2020, Romeo Power and RMG Acquisition Corp. (“RMG”) (NYSE: RMG), a special purpose acquisition company, announced a definitive agreement for a business combination that would result in Romeo Power becoming a publicly listed company. Upon closing of the transaction, the combined company will be named Romeo Power, Inc. and is expected to remain listed on the NYSE and trade under the new ticker symbol “RMO.” For additional information on Romeo Power, please visit https://romeopower.com

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About The Lion Electric Co.

Lion Electric is an innovative manufacturer of zero-emission vehicles. The company creates, designs, and manufactures all-electric class 5 to class 8 commercial urban trucks and all-electric buses and minibuses for the school, paratransit, and mass transit markets. Lion is a North American leader in electric transportation and designs, builds, and assembles several of its vehicles’ key components, including chassis, truck cabins and bus bodies.

Always actively seeking new and reliable technologies, Lion vehicles have unique features that are specifically adapted to its users and their everyday needs. Lion believes that transitioning to all-electric vehicles will lead to major improvements in our society, environment, and overall quality of life.

Lion Electric, The Bright Move

For additional information, please visit thelionelectric.com.

About RMG Acquisition Corp.

RMG Acquisition Corp is a special purpose acquisition company whose management and board has deep experience in power, renewable energy, environmental services, energy technology and corporate governance. RMG’s team includes top level executives from Goldman Sachs, Carlyle Group, Cogentrix Energy, Deloitte & Touché, Access Industries, Calpine Corporation (CPN) and Riverside Management Group. For additional information, please visit http://www.rmgacquisition.com/.

Important Information and Where to Find It

This press release relates to a proposed transaction between RMG and Romeo Power. RMG intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement and prospectus of RMG. The proxy statement/prospectus will be mailed to stockholders of RMG as of a record date to be established for voting on the proposed business combination. RMG also will file other relevant documents from time to time regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS OF RMG ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED BY RMG FROM TIME TO TIME WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about RMG and Romeo Power once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by RMG when and if available, can be obtained free of charge on RMG’s website at www.rmginvestments.com or by directing a written request to RMG Acquisition Corp., 50 West Street, Suite 40-C, New York, New York 10006.

Participants in the Solicitation

RMG and Romeo Power and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of RMG’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of RMG’s directors and officers in RMG’s filings with the SEC, including RMG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on April 1, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to RMG’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement/prospectus that RMG intends to file with the SEC.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RMG’s or Romeo Power’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the proposed business combination; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by RMG stockholders; the ability to meet the NYSE’s listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; Romeo Power’s ability to execute on its plans to develop and market new products and the timing of these development programs; Romeo Power’s estimates of the size of the markets for its products; the rate and degree of market acceptance of Romeo Power’s products; the success of other competing technologies that may become available; Romeo Power’s ability to identify and integrate acquisitions; the performance of Romeo Power’s products; potential litigation involving RMG or Romeo Power; and general economic and market conditions impacting demand for Romeo Power’s products. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of RMG’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form S-4 and proxy statement/prospectus discussed below and other documents filed by RMG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and neither RMG nor Romeo Power undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Romeo Power

For Investors

ICR, Inc.

RomeoPowerIR@icrinc.com

For Media

ICR, Inc.

RomeoPowerPR@icrinc.com

Lion Electric

Patrick Gervais

Vice-President, Marketing and Communications

Patrick.gervais@thelionelectric.com

Cell : 514-992-1060

www.thelionelectric.com

RMG Acquisition Corp.

Philip Kassin

Chief Operating Officer

pkassin@rmginvestments.com

212-785-2579

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